Exhibit 4.1
THIS SUBORDINATED PROMISSORY NOTE (THIS “NOTE”) AND THE INDEBTEDNESS EVIDENCED BY THIS NOTE ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 6 OF THIS NOTE.
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE OR UNLESS THE SELLER ESTABLISHES TO THE SATISFACTION OF THE MAKER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
SUBORDINATED PROMISSORY NOTE
$5,000,000    Cleveland, Ohio
    December 5, 2022 (the “Issuance Date”)
FOR VALUE RECEIVED, the undersigned, Ekso Bionics Holdings, Inc., a Nevada corporation (the “Maker”), hereby promises, subject to the subordination provisions of this Note, to pay to Parker-Hannifin Corporation, an Ohio corporation (the “Seller” or the “Payee”), to an account designated in writing by the Payee, in lawful money of the United States of America, in immediately available funds to such account, or such other account as the Payee may designate from time to time in writing, the principal amount of Five Million Dollars ($5,000,000). This Note is delivered pursuant to Section 2.7(b) of that certain Asset Purchase Agreement, dated as of December 5, 2022 (the “Purchase Agreement”), by and between the Maker and the Seller.
1.Interest. No interest shall accrue on the unpaid principal balance of this Note.
2.Payment. The Maker shall pay, subject to the subordination provisions of this Note, the principal balance of this Note in sixteen (16) equal installments of $312,500 on the last day of each quarter commencing on December 31, 2023, and ending on September 30, 2027 (the “Maturity Date”). The Maker shall have the right, subject to the subordination provisions of this Note, at any time and from time to time to prepay, in whole or in part, without premium or penalty, the unpaid principal balance of this Note. Any prepayments shall be applied to the unpaid principal balance of this Note, and shall be applied to the then remaining installments in the direct order of maturity. Any payment hereunder received by the Payee after 4:00 p.m. (Cleveland, Ohio time) on any day, will be deemed to have been received on the next succeeding Business Day. Notwithstanding anything contained herein to the contrary, in the event that any payment is due on a date this is not a Business Day, then the payment shall be due on the first Business Day following such date. For purposes of this Note, the term “Business Day” means any day other than a Saturday, Sunday, legal holiday or day on which banks in San Francisco, California or Cleveland, Ohio are authorized or permitted to be closed.
3.Event of Default. The Maker shall be in default under this Note upon the occurrence of any of the following events of default (each, an “Event of Default”):
(a)the failure to pay any amount of the principal due on this Note when due and payable;
(b)the dissolution, voluntary or involuntary bankruptcy, termination of existence, insolvency or appointment of a receiver of any material part of the property of the Maker or any of the material obligations of the Maker, and in the case of an involuntary proceeding filed against the Maker, such proceeding is not discharged or dismissed within 90 days; or
(c)the occurrence of any of the following events: (i) a direct or indirect acquisition of the Maker by another entity or person by means of any transaction or series of related transactions (including any reorganization, merger, consolidation or stock, membership interest or other equity acquisition), or (ii) a sale of all or substantially all of the assets of the Maker, so long as in either case the Maker’s direct or indirect stockholders, members or other equity holders of record immediately prior to such event will, immediately after such event, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity;
provided that no Event of Default under Section 3(a) of this Note shall occur if at the time such payment was prohibited by the subordination provisions of this Note.
4.Default Rate. Upon the occurrence of an Event of Default, subject to the subordination provisions of this Note, the then entire outstanding principal balance of this Note, shall upon written notice by the Payee to the Maker accrue interest until such default is cured or waived, payable on demand, at a rate per annum equal to the lesser of (a) five percent (5%) per annum or (b) the maximum interest rate permitted under applicable law.
5.Acceleration. Upon the occurrence of any Event of Default defined in Section 3(a) or (c), and at any time thereafter as long as any such Event of Default shall be continuing, subject to the subordination provisions of this Note, the Payee may declare all liabilities and obligations of the Maker under this Note immediately due and payable and the same shall thereupon become immediately due and payable without any further action on the part of the Payee. Upon the occurrence of any Event of Default defined in Section 3(b), all liabilities and obligations of the Maker under this Note shall become due and payable without any action upon the part of the Payee.
6.Subordination. Notwithstanding anything to the contrary contained in this Note, the Maker and the Payee agree that all indebtedness evidenced by this Note, including principal and all other amounts payable hereunder will, to the extent hereinafter set forth, be subordinate and junior to all obligations of Maker to Pacific Western Bank (“Bank”) now existing or hereafter arising, including without limitation all obligations arising under that certain Loan and Security Agreement dated as of August 13, 2020 by and between Bank and Maker, together with all costs of collecting such obligations (including reasonable attorneys’ fees), all interest accruing after the commencement by or against Maker of any bankruptcy, reorganization or similar proceeding (such obligations together with other indebtedness and obligations in connection with any renewal, refunding, restructuring, refinancing, amendment, modification or extension of any thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (a) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”), until the discharge of such Senior Indebtedness has occurred:
(a)in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Maker or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before the Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which the Holder would otherwise be entitled shall be made to the holders of Senior Indebtedness; and
(b)after the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of the Maker, or the proceeds thereof, are subject to any distribution, division or application to the creditors of the Maker, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of the Maker is dissolved or if all or substantially all of the assets of the Maker are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of the Maker to the Payee shall be paid or delivered directly for application to any of the Senior Indebtedness, due or to become due.
Except as otherwise set forth in clauses (a) and (b) of the immediately preceding paragraph, the Maker shall make payments to the Payee so long as no event of default shall have occurred and be continuing with respect to any Senior Indebtedness. If an event of default under the Senior Indebtedness has occurred and is continuing, Payee shall not demand, and Maker shall not make, any payments under this Note to Payee.
(c)To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of the Maker or by any act or failure to act on the part of such holder or any trustee or agent for such holder.
(d)Notwithstanding the foregoing, nothing contained in the subordination provisions set forth above is intended to or will impair, as between the Maker and the Payee, the obligations of the Maker, which are absolute and unconditional, to pay to the Payee the principal balance of this Note and all other amounts payable hereunder as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of the Holder and other creditors of the Payee other than the holders of Senior Indebtedness.
(e)Bank shall be considered a third party beneficiary of the terms and conditions set forth in this Section 6, and this Section 6 shall not be amended, modified, or waived without Bank’s prior written consent.
7.Successors and Assigns. This Note shall bind the Maker and its successors and assigns, and the benefits of this Note shall inure to the benefit of the Payee and his successors and assigns. This Note may not be assigned by the Payee or the Maker without the prior written consent of the other party. All references herein to the “Maker” and the “Payee” shall be deemed to apply to the Maker and the Payee, respectively, and to their respective permitted successors and assigns.

8.Interest Rate Limitation. Nothing contained in this Note or any transaction related to this Note, shall be construed or so operate as to require the Maker to pay interest at a greater rate than is now lawful or in such case to contract for, or to make any payment, or to do any act contrary to applicable law. Should any interest or other charges paid by the Maker, or parties liable for the payment of this Note, in connection with the indebtedness evidenced by this Note or any other document delivered in connection with this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest that is legally permitted under applicable law, then any and all such excess shall be, and the same hereby is, waived by the Payee, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess that exceeds the balance due under this Note shall be paid by the Payee to the Maker.
9.Cancellation. After all principal, premium and all other amounts at any time owed on this Note have been paid in full, this Note shall be surrendered to the Maker for cancellation.
10.Governing Law and Severability. The provisions of this Note shall be construed according to the internal substantive laws of the State of Delaware without regard to conflict of laws principles. If any provision of this Note is in conflict with any statute or rule of law of the State of Delaware or is otherwise unenforceable for any reason whatsoever, then such provision shall be ineffective to the extent of such invalidity and shall be deemed separable from and shall not invalidate any other provision of this Note.
[Signature On Following Page]

IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its duly authorized officer, as of the date first written above.
EKSO BIONICS HOLDINGS, INC.

    By:    /s/ Scott Davis
    Name:    Scott Davis
    Title:    President & COO

[Signature Page to Promissory Note]